AMENDMENT NO.2 TO REINSURANCE POOLING AGREEMENT
                               DATED JULY 1, 1998


Penn-America Insurance Company ("PAIC") and Penn-Star Insurance Company ("PSIC"), parties to the Reinsurance Pooling Agreement dated July 1, 1998, as amended effective July 1, 2002 ("the Agreement"), intending to be legally bound, due hereby modify and amend the Agreement, effective December 31, 2002, as follows:

         WHEREAS, since July 1, 1998, PAIC has under the Agreement ceded and transferred to PSIC on a quota share basis, 35% of PAIC's losses occurring on or after July 1 1998; and,

         WHEREAS, since July 1, 1998, PAIC has not ceded or transferred to PSIC on a quota share basis or otherwise, any of PAIC's losses occurring prior to July 1, 1998; and,

         WHEREAS, the parties desire to achieve consistent underwriting results for reporting periods after December 31, 2002;

         NOW THEREFORE, in consideration of the foregoing, PAIC and PSIC agree that effective December 31, 2002:

         (1) Article 2, entitled "Reinsurance of Pooled Business Assumed by PSIC", is amended by adding the following new paragraph after Article 2.(b)(2):

               "Effective December 31, 2002, PSIC hereby reinsurers, and PAIC hereby cedes and transfers to PSIC on a quota share basis, 35% of PAIC's losses, both reported and unreported, occurring prior to July 1, 1998. As consideration for this reinsurance, PAIC shall within thirty (30) days of December 31, 2002, assign and transfer to PSIC an amount in cash or invested assets acceptable to PSIC, equal in the aggregate to 35% of PAIC's recorded liabilities for unpaid losses and loss adjustment expenses on December 31, 2002 for both reported and unreported losses occurring on PAIC policies prior to July 1, 1998."

         (2) Article 5, entitled "Settlements of Accounts", is amended by adding the following subsection (d) after Article 5.(B)(2)(c):

               "Effective January 1, 2003, PSIC agrees to pay PAIC 35% of payments on losses occurring prior to July 1, 1998."

All other terms and conditions of the Agreement remain the same; and this Amendment in no way affects the parties' obligations otherwise under the Agreement.

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IN WITNESS  WHEREOF,  the parties have  hereunto set their hands in the presence of:

                      PENN-AMERICA INSURANCE COMPANY


                      BY:


                      PENN-STAR INSURANCE COMPANY


                      BY:


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